UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 16, 2023

CISO GLOBAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41227	83-4210278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6900 E. Camelback Road, Suite 900 Scottsdale, Arizona 85251	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 389-3444

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 per share	CISO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 16, 2023, CISO Global, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”), pursuant to which the Company agreed to sell and issue to the Purchasers an aggregate of 20,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), in a registered direct offering (the “Offering”) at an offering price of $0.20 per share. The Offering is expected to close on or about May 19, 2023, subject to satisfaction of customary closing conditions.

The gross proceeds of the Offering will be approximately $4.0 million, before deducting placement agent fees and expenses, and offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering to repay $2.0 million in outstanding principal amount of short-term indebtedness incurred in March 2023, and for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, acquisitions of additional companies or technologies, and investments.

The Shares are being offered pursuant to the Company’s effective registration statement on Form S-3 and accompanying base prospectus (File No. 333-265574), previously filed with and declared effective by the Securities and Exchange Commission.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, conditions to closing, indemnification obligations of the Company and the Purchasers, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

In connection with the Offering, the Company entered into a placement agency agreement dated May 16, 2023 (the “Placement Agency Agreement”), with Titan Partners Group LLC, a division of American Capital Partners, LLC (the “Placement Agent”) pursuant to which the Company agreed to pay the Placement Agent a cash fee equal to 6.0% of the gross proceeds of the Offering and $60,000 for out-of-pocket expenses for legal fees and other expenses. Additionally, the Company agreed to issue to the Placement Agent warrants to purchase up to an aggregate of 600,000 shares of Common Stock, equal to 3.0% of the aggregate number of Shares to be sold in the Offering (the “Placement Agent Warrants”). The Placement Agent Warrants are exercisable beginning November 12, 2023, expire on May 16, 2028 and have an exercise price of $0.25 per share (equal to 125% of the offering price per Share).

The foregoing descriptions of the Purchase Agreement, the Placement Agency Agreement and the Placement Agent Warrants are not complete and are qualified in their entireties by reference to the full text of the form of Purchase Agreement, the Placement Agency Agreement and the form of Placement Agent Warrant, copies of which are filed as Exhibits 10.1, 10.2, and 4.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein. A copy of the legal opinion of Lowenstein Sandler LLP relating to the legality of the issuance and sale of the Shares in the Offering is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 related to the issuance of the Placement Agent Warrants is hereby incorporated by reference into this Item 3.02. The Placement Agent Warrants and the shares of Common Stock issuable upon the exercise of the Placement Agent Warrants have not been registered under the Securities Act of 1933 (the “Securities Act”), and were offered pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder.

Item 8.01 Other Events

On May 16, 2023, the Company issued a press release regarding the pricing of the Offering. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description.
4.1	Form of Placement Agent Warrant.
5.1	Opinion of Lowenstein Sandler LLP.
10.1	Form of Securities Purchase Agreement, dated May 16, 2023, by and between the Company and each Purchaser thereto.
10.2	Placement Agency Agreement, dated May 16, 2023, by and between the Company and the Placement Agent.
23.1	Consent of Lowenstein Sandler LLP (included in the opinion of Lowenstein Sandler LLP filed as Exhibit 5.1 hereto).
99.1	Press Release of the Company, dated May 16, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISO GLOBAL, INC.

Dated: May 17, 2023	By:	/s/ Debra L. Smith
	Name:	Debra L. Smith
	Title:	Chief Financial Officer